Exhibit 14.1
CODE OF BUSINESS CONDUCT AND ETHICS
OF BETTER HOME & FINANCE HOLDING COMPANY
The Board of Directors (the “Board”) of Better Home & Finance Holding Company (together with its subsidiaries, the “Company”) has adopted this Code of Business Conduct and Ethics (this “Code”) to:
•Promote honest and ethical conduct, including fair dealing and the ethical handling of actual and apparent conflicts of interest;
•Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
•Promote compliance with applicable laws and governmental rules and regulations;
•Ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and
•Provide mechanisms to promptly report breaches of this Code, including unethical conduct, as well as to address and deter wrongdoing and unethical behavior.
All directors, officers and employees of the Company are expected to be familiar with this Code and to adhere to those principles and procedures set forth herein. In addition to following this Code, all directors, officers and employees are expected to seek guidance in any situation where there is a question regarding the Company’s policies and applicable laws. Additional detailed policies and procedures are set forth in the Employee Handbook (the “Employee Handbook”) and other Company and departmental documents, including but not limited to the policies and procedures set forth in the Company’s knowledge base, and are separate requirements outside of this Code. Directors, officers and employees should refer to those policies and procedures for more detail in the specified context, when applicable. For the avoidance of doubt, the Employee Handbook is not a part of this Code.
For inquiries related to this Code, the General Counsel and Chief Compliance Officer will be the contact person (the “Code of Ethics Contact Person”). Where departmental policies are concerned, the department head will be the initial point of contact before any potential escalations to the Code of Ethics Contact Person.
From time to time, the Company may waive some provisions of this Code in accordance with Section X.
I.Honest and Ethical Conduct
All directors, officers and employees owe a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordinating one’s principles are inconsistent with integrity. Consideration of personal interest and/or personal advantage are inconsistent with one’s duty of integrity to the Company.

All directors, officers, and employees must:
•Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies;
•Comply with both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies;
•Adhere to a high standard of business ethics and not seek a competitive advantage through unlawful or unethical business practices;
•Deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom they have contact with throughout the course of business;
•Protect the assets of the Company and ensure their proper use; and
•Refrain from taking for themselves personal opportunities that are discovered through the use of corporate assets or by using corporate assets, information or position for general personal gain outside the scope of their directorship or employment, except to the extent the Company has renounced any interest or expectancy it may have in any such corporate opportunity.
II.Conflicts of Interest
A “conflict of interest” occurs when an individual’s private interest interferes, or even appears to interfere, with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform their Company work objectively and effectively. An example of a conflict of interest is when a family matter directly conflicts with the interests of the business, such as if a family member of a director, officer or employee receives improper personal benefits as a result of the individual’s position at the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Code of Ethics Contact Person and must comply with the Company’s Related Party Transactions Policy, if applicable.
Loans by the Company to, or guarantees by the Company of obligations of, directors, officers, employees or their family members are of special concern. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.
Service to the Company should never be subordinated to personally gain an advantage. Conflicts of interest should, wherever possible, be avoided. Potential conflicts of interest will be investigated. Because of their nature, the consequences of an actual or perceived conflict of interest will depend on the facts and circumstances of the situation. Discipline will be considered on a case by case basis.

Whether or not a conflict of interest exists or will exist can be unclear. For that reason, potential conflicts should always be discussed with the Code of Ethics Contact Person. Conflicts of interest should be avoided unless specifically authorized as described in this Code.
Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination from, their department head, Human Resources (“HR”) or the General Counsel. With respect to an employee’s interest in engaging in outside consulting and employment, that employee should consult HR in the first instance (see Employee Handbook, Section 5.2, for more details). For all other potential conflicts of interest related to the individual, they should seek prior authorization or approval from their supervisor and the Code of Ethics Contact Person. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Code of Ethics Contact Person with a written description of the activity and seeking written approval. If the supervisor is involved in the potential or actual conflict, the matter should instead be discussed directly with the Code of Ethics Contact Person.
Directors must seek determinations and prior authorizations or approvals of potential conflicts, including but not limited to a potential related party transaction, exclusively from the Audit Committee. Executive officers (other than the General Counsel and Chief Compliance Officer) must seek determinations and prior authorizations or approvals of potential conflicts exclusively from the Code of Ethics Contact Person. The General Counsel and Chief Compliance Officer must seek determinations and prior authorizations or approvals of potential conflicts exclusively from the Chief Executive Officer. Notwithstanding the foregoing, determinations and prior authorizations or approvals of potential related party transactions covered by the Company’s Related Party Transactions Policy must be sought in accordance with the procedures set forth in the Company’s Related Party Transactions Policy. For the avoidance of doubt, all waivers of this Code must be approved in accordance with the procedures set forth in Section XIII of this Code.
III.Confidentiality
In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. The obligation to preserve confidential information continues even after directors, officers and employees leave the Company.
Confidential or proprietary information of the Company, and of other companies, including the Company’s partners, vendors and counterparties, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. Financial information is of special sensitivity and should under all circumstances be considered confidential, except where its disclosure is approved by the Company or when the information has been publicly disseminated.

IV.Disclosure
Each director, officer or employee involved in the Company’s disclosure process, including the Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer and the Chief Accounting Officer (the “Senior Financial Officers”) is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to their area of responsibility, so that the Company’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within their area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures in order to make full, fair, accurate, timely and understandable disclosures.
All directors, officers, and employees who are involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, should:
•Familiarize themselves with the disclosure requirements applicable to the Company, including but not limited to the Disclosure Committee Charter, as well as the business and financial operations of the Company;
•Not knowingly misrepresent, or cause others to misrepresent, facts about the Company (which includes both affirmative misstatements and material omissions) to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations; and
•In relation to their area of responsibility, properly review and critically analyze proposed disclosure regarding the Company for accuracy and completeness (or, where appropriate, delegate this task to others).
V.Compliance
It is the Company’s policy to comply with all applicable laws, rules and regulations. This includes compliance with U.S. federal, state and local laws and regulations applicable to, among other things, the manner in which the Company conducts its regulated businesses and the fees that the Company may charge, and the collection, use, retention, protection, disclosure, transfer and other processing of personal information, as well as rules and regulations of the Nasdaq Stock Market (“Nasdaq”), the Consumer Financial Protection Bureau, state attorney general offices or other organizations or bodies that regulate the Company. Questions about compliance should be addressed to the Company’s Legal and Compliance team.
For example, it is against Company policy and, in many circumstances, illegal for a director, officer or employee to trade securities or otherwise profit based on material nonpublic information (“MNPI”) relating to the Company or relating to any other company that is learned through the course of the Company’s business relationships. Directors, officers and employees may not purchase or sell any of the Company’s securities on the basis of MNPI relating to the

Company. Also, directors, officers or employees may not purchase or sell securities of any other company on the basis of any MNPI relating to that company that is learned through the course of a relationship with the Company. It is also illegal to “tip” or pass on such MNPI to any other person who might make an investment decision based on that information or pass such MNPI to third parties.
Insider trading is unethical, illegal and a violation of the Company’s Insider Trading Policy. Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that they are familiar with by virtue of their work for the Company should refer to the Company’s Insider Trading Policy or consult with the General Counsel.
In addition, the Company must use appropriate and legal means to gather information about its market and competitors. This means the Company must never use illegal or unethical means to gather information (e.g., spying, bribery or breach of a confidentiality agreement). Further, if a coworker, client or business partner has competitive information that they are required to keep confidential, the Company must not encourage them to disclose it. This includes not encouraging new directors, officers and employees to disclose confidential or proprietary information about their former employers.
VI.Reporting and Accountability
Any director, officer or employee who becomes aware of any existing or potential violation of this Code must notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code. If a violation involves a director or officer of the Company, it will be escalated to the Board. As such, the Board will be responsible for applying this Code to their evaluation of the escalated matter.
Any questions relating to this Code should be addressed to the Code of Ethics Contact Person.
Each director, officer or employee must:
•Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code (and the Code of Ethics Contact Person will then promptly notify the Board, as applicable); and
•Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith. Any such retaliation may be a violation of the Company’s policies.
The Company will follow the following procedures in investigating and enforcing this Code, and in reporting on this Code:
•The Board will take all appropriate action to investigate any potential or actual breaches reported to it; and

•Upon determination by the Board that a breach has occurred, the Board will take or authorize such disciplinary action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.
Notwithstanding the foregoing, this Code does not prohibit a director, officer or employee from providing information to a federal regulatory or law enforcement agency, any member of Congress or any committee of Congress, in connection with conduct that such person reasonably believes constitutes a violation of a criminal statute (including antifraud statutes) or any rules or regulations of the SEC, whether or not reported internally as described above.
VII.Corporate Opportunities
Directors, officers and employees are responsible for advancing the Company’s business interests. Directors, officers and employees are prohibited from taking, for themselves personally (or directing to a third party), a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain.
Any director, officer or employee looking to confirm whether a conflict exists or whether a venture may violate this section of this Code should consult first with the Code of Ethics Contact Person. Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.
Notwithstanding the foregoing, this Code does not apply to the extent the Company has renounced any interest or expectancy it may have in any corporate opportunity for non-employee directors pursuant to the terms of the Company’s constitutional documents.
VIII.Protection and Proper Use of Company Assets
All directors, officers and employees should protect the Company’s assets and ensure their efficient and responsible use. All Company assets should be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited. Any suspected incident of fraud or theft should be reported for investigation to the Code of Ethics Contact Person.
The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in legal action, including penalties that may include imprisonment, criminal fines, civil penalties and civil enforcement injunctions. The obligation to use proprietary information only for legitimate business purposes continues even after directors, officers and employees leave the Company. For more information, directors, officers and employees should refer to the Company’s Trade Secret Policy.
IX.Dealing with Governments, Government Officials and Anti-Corruption Laws
The Company succeeds based on the quality of its employees, services and products. A part of this success is recognizing that special requirements often apply when interacting with a government or government official. “Government officials” are defined broadly and include, but are not limited to, an officer, employee or agent of a government or governmental department, agency, or instrumentality, officer or employee of a state-owned enterprise or partially state-owned enterprise, political party or official, candidate for political office, officer or employee of a public international organization such as the World Health Organization or World Bank, or the spouse of immediate family members of any of the persons mentioned above.
Anti-corruption laws, including the U.S. Foreign Corrupt Practices Act ("FCPA") of 1977, as amended, and UK Bribery Act of 2010, apply to all Company operations around the globe. The Company’s interpretation of these laws is clear: the Company may not engage in bribery with, or offer, authorize or accept any form of kickback to or from, a government official. “Bribery” is the offering, giving, receiving or soliciting of anything of value in order to obtain or retain business or other improper advantage. Because of these strict rules, directors, officers and employees must obtain the written pre-approval of the Company’s General Counsel prior to providing anything of value (including meals, entertainment, travel, gifts, etc.) to a government official.
The Company must not hire third party intermediaries (e.g., consultants, sales agents, accounting firms, etc.) to do something directors, officers and employees are not allowed to do themselves. The Company also cannot simply turn a blind eye to evidence of misconduct by third party intermediaries. It is critical that any intermediary who performs business on behalf of the Company and who may have dealings with foreign government officials is selected and engaged in strict compliance with all applicable policies.
Consequences for violating anti-corruption laws are severe for both the Company and the individuals involved. Directors, officers and employees who may interact with government officials must understand all applicable laws and be familiar with all applicable policies.
X.Money Laundering Prevention
Money laundering is the act of concealing the sources of money to avoid disclosing its sources, uses, or paying taxes. More than 100 countries now have laws against money laundering. These laws prohibit conducting transactions that involve proceeds from criminal activities. People involved in criminal activities—terrorism, narcotics, tax evasion, and fraud, to name a few—may try to “launder” the proceeds of their crimes to hide them or make them appear legitimate. A related concern, sometimes called reverse money laundering, is the use of legitimate funds to finance illegal activity.
The Company is committed to complying fully with all anti-money laundering and anti-terrorism laws throughout the world. The Company strives to conduct business only with reputable customers involved in legitimate business activities using funds derived from legitimate sources. Directors, officers and employees should avoid engaging in any transaction that is structured in a way that could be viewed as concealing illegal conduct or the tainted nature of the proceeds or assets at issue in the transaction. Failing to detect customer relationships and transactions that place the Company at risk can severely damage the Company’s integrity and reputation. Consult the Code of Ethics Contact Person.
XI.Discrimination and Harassment Prevention
Employees each have the right to work in an environment free from harassment. “Harassment” is generally a form of discrimination that consists of unwelcome behavior, based on a person's legally protected characteristic or status, that has the purpose or effect of creating an intimidating, hostile or offensive work environment. Harassment can come in many forms, including physical actions, verbal or written remarks, or visual depictions. The Company strictly prohibits any acts of harassment, whether by an employee or a non-employee. The Company’s business, directors, officers and employees are responsible for understanding all applicable discrimination and harassment laws and for using common sense and respect for others.
Discriminatory or harassing behavior violates this Code and Company policies. If employees believe they have experienced unlawful harassment or discrimination, report the situation, according to the reporting channels in the Handbook. Employees will not face retaliation for making a good faith report.
XII.Diversity, Equity and Inclusion
In addition to providing employees, contractors, and consultants a workplace free of harassment, discrimination and retaliation, the Company also aims to foster, cultivate and preserve a diverse, equitable, and inclusive workplace where all employees feel valued, respected and celebrated.
The Company recognizes that its greatest asset is its people. For that reason, the Company aims to recruit, hire and retain the best talent, and ultimately build a workforce as diverse as the clients and communities the Company serves. A workforce diverse in backgrounds, thoughts, ideas, interests and experience that will foster those innovations essential to the Company’s long-term success.
Additionally, the Company is also committed to providing employees equitable employment experiences. Because the Company expects every employee to give their all each day, the Company works to ensure that every employee is fairly compensated, mentored, trained, developed, evaluated based on capability and contributions, and adequately primed for internal upward mobility.

The Company’s commitments also include investments made to ensure employees feel included in the workplace. Employees feel included when they believe they belong. True belonging occurs when people feel psychologically safe, seen, heard and valued. The Company encourages employees to be their entire authentic selves and it aspires to understand the uniqueness that each employee brings with them to work each day. The Company endeavors to create a community that encourages employees to treat others with dignity and respect at all times.
XIII.Amendments and Waivers of this Code
This Code may be amended, modified or waived as to non-executive officer employees only by the Chief Executive Officer, the Chief Financial Officer or the General Counsel, who will ascertain whether an amendment, modification or waiver is appropriate. Waivers will be granted on a case-by-case basis and only in extraordinary circumstances. Any amendment, modification or waiver of this Code that applies to an executive officer or director of the Company must be approved by the Board, which will ascertain whether an amendment, modification or waiver is appropriate. Sections I, II, IV, V and VI of this Code (and no other provisions) shall constitute the Code of Ethics for the Senior Financial Officers and the Code of Ethics under Nasdaq Rule 5610 (the “Designated Code”). Any amendment, modification or waiver to the Designated Code for Senior Financial Officers, executive officers or directors shall be posted on the Company’s website or shall be otherwise disclosed, in each case to the extent required by applicable securities laws or the applicable rules of Nasdaq. Notice posted on the Company’s website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.
XIV.Website Posting and Disclosure Requirements
The Company will make this Code available on its website. In addition, the Company will disclose in its annual proxy statement that this Code is available on its website and provide the website address.
XV.Administration and Implementation
The Company’s Board has oversight responsibility for this Code. The Audit Committee of the Board will periodically review and assess the appropriateness of this Code and the principles and policies herein and make recommendations to the Board, as appropriate. The Company’s General Counsel is responsible for the implementation of this Code.